Exhibit 99.1

News Release

Community Bank System, Inc. and Oneida Financial Corp.
Update the Anticipated Closing Date and
Extend the Election Deadline for Electing the Form of Merger Consideration

SYRACUSE, N.Y. and ONEIDA, N.Y. — September 25, 2015 — Community Bank System, Inc. (NYSE: CBU) (“Community Bank System”) and Oneida Financial Corp. (NASDAQ:ONFC) (“Oneida Financial”) announced today that they anticipate completing their proposed merger late in the fourth quarter of this year based upon their current estimate of the timing to obtain the required regulatory approvals and to coordinate the operational and systems conversion.

On June 10, 2015, Community Bank System and Oneida Financial announced that they anticipated that the closing would occur in the third or fourth quarter of this year, subject to the satisfaction of all of the closing conditions.  At this time, the parties believe that the transaction will be completed late in the fourth quarter of this year, pending the receipt of all necessary regulatory approvals and the satisfaction of other closing conditions.  The Oneida Financial stockholders have previously approved the merger.

As a result of the change in the anticipated closing date, the election process that is currently underway to permit the Oneida Financial stockholders to elect the form of their merger consideration is being extended to November 25, 2015.  Oneida Financial stockholders will receive a letter with further information about the extension of the election deadline and election process.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.9 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions.  In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale.  Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU.  For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

About Oneida Financial Corp.

Oneida Financial Corp. had total assets of $849.6 million at June 30, 2015 and stockholders’ equity of $96.4 million.  Oneida Financial Corp.’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC-insured savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison and Oneida counties. For more information, please visit Oneida Financial Corp.’s website at www.oneidafinancial.com.

Cautionary Statements Regarding Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Oneida Financial’s and Community Bank System’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward- looking statements. Actual results may differ materially from current projections.

In addition to risk factors previously disclosed in Oneida Financial’s and Community Bank System’s reports filed with the U.S. Securities and Exchange Commission and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the ability to obtain, or delays in obtaining, regulatory approvals and to meet other closing conditions to the merger; delay in closing the merger; business disruption following the merger; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with the proposed merger; changes in asset quality and credit risk; changes in interest rates and capital markets; and changes in legislation or regulatory requirements.

Important Additional Information

In connection with the merger, Community Bank System filed with the SEC on March 30, 2015 a Registration Statement on Form S-4 that includes a Proxy Statement of Oneida Financial and a Prospectus of Community Bank System (together with the Proxy Statement, as amended, the “Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction.  The S-4 has been declared effective and the Proxy Statement/Prospectus was first mailed to stockholders of Oneida Financial on or about May 12, 2015. Each of Community Bank System and Oneida Financial may file other relevant documents concerning the proposed transaction.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Community Bank System and Oneida Financial, may be obtained at the SEC’s Internet site (http://www.sec.gov).  You can also obtain these documents, free of charge, from Oneida Financial Corp. at http://www.oneidafinancial.com/ under the heading “Investor Relations” and then “Documents” or from Community Bank System, Inc. by accessing its website at www.communitybankna.com under the heading of “Investor Relations” and then “SEC Filings & Annual Report.” Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Oneida Financial Corp., 182 Main Street, Oneida, New York 13421, Attention: Investor Relations, Telephone: (315) 363-2000 or to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.

For further information contact:
Community Bank System, Inc.
Scott A. Kingsley, (315) 445-3121
E.V.P. and Chief Financial Officer

or

Oneida Financial Corp.
Eric E. Stickels, (315) 366-3702
President and Chief Operating Officer